Jonathan D. Leinwand, P.A.	101 NE 3rd Avenue Suite 1500 Fort Lauderdale, FL 33301 Tel: (954) 607-1298 Fax: (954) 252-4265
E-mail: jonathan@jdlpa.com

November 29, 2007

International Consolidated Companies, Inc.
2100 19th Street
Sarasota, FL  34234

Re: Registration Statement on Form S-8

Gentlemen:

This firm has been requested by International Consolidated Companies Inc. (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with the Registration Statement on Form S-8, covering a total of 1,500,000 shares of common stock, which shares are being registered pursuant to the Company’s 2007 Stock Benefit Plan and a Consulting Agreement with Richard Davidson, an individual.

In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in the registration statement, and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act of 1934.  I have further determined that the shares when issued, in accordance with the plan and the agreement will be fully paid and non-assessable shares of the Registrant.  Further, the Registrant has duly authorized the issuance of the shares and the filing of this Registration Statement on Form S-8.

We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Securities and to the reference to us under the heading "Validity of Common Stock" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very Truly Yours,

JONATHAN D. LEINWAND, P.A.

/s/ Jonathan D. Leinwand, P.A.